Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan of Workday, Inc. of our reports dated March 31, 2014, with respect to the consolidated financial statements of Workday, Inc. and the effectiveness of internal control over financial reporting of Workday, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

March 31, 2014